EXHIBIT 21


                  SUBSIDIARIES OF TAYLOR INVESTMENT CORPORATION

                                            JURISDICTION OF             PERCENT
NAME                                         INCORPORATION               OWNED

Four Seasons Realty of Minnesota, Inc.        Minnesota                  100%

Four Seasons Realty of Wisconsin, Inc.        Wisconsin                  100%

Four Seasons Properties of Georgia, LLC       Georgia                    100%

Four Seasons Properties of Tennessee, LLC     Minnesota                  100%

FSP Development of Texas, LLC                 Texas                      100%

Four Seasons Realty of Michigan, Inc.         Michigan                   100%

Laurentian Development Corporation            Minnesota                  100%

Lakeridge Community Center, LLC               Minnesota                  67%











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